Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA OPERATING CORPORATION REPORTS FIRST QUARTER RESULTS

ADDISON, Texas, May 9, 2006 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced results for the first quarter ended March 31, 2006. The Company reported consolidated Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) of $39,011,000 compared with $39,510,000 in Adjusted EBITDA reported for the same period in 2005. Concentra computes Adjusted EBITDA in the manner prescribed by its bond indentures, and a reconciliation of Adjusted EBITDA to net income is provided within this press release.

Revenue for the first quarter of 2006 increased 15% to $315,259,000 from $274,929,000 in the year-earlier period. Operating income was $27,022,000 in the first quarter, reflecting a decrease from $30,875,000 reported in the same period last year. Operating income declined primarily due to a $3,276,000 decrease in the gross profit contribution from the Company’s Care Management Services business segment. Additionally, the Company incurred a non-cash increase of $1,136,000 in equity-based compensation expenses associated with the adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R). Due to these items and higher interest expense for the period, net income declined in the first quarter to $5,834,000 from $9,183,000 in the year-earlier quarter.

“While our reported Adjusted EBITDA performance during the quarter was consistent with the prior year, I believe we are well positioned to increase our rate of growth,” said Daniel Thomas, Concentra’s President and Chief Executive Officer. “Given the timing of synergies from our Beech Street Corporation and Occupational Health + Rehabilitation Inc acquisitions, as well as other factors, we expect our earnings growth during 2006 to primarily come during the second half of the year.”

Concentra’s overall results also were affected by there being one additional expense day during the current quarter as compared to the same period last year. This additional expense day added approximately $4,100,000 to the Company’s total expenses.

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Concentra Reports First Quarter Results

May 9, 2006

“With respect to our business unit results for the first quarter, Health Services achieved an increase in its rate of same-center visit growth from 4.4% in the first quarter of last year to 4.7% this year, and this growth was driven primarily by our relatively lower-priced non-injury visits,” Thomas added. “This change in the mix of patient visits was the primary cause of a decrease in our average revenue per visit and resulted in a same-center revenue growth rate of 3.7% for the quarter. When reviewing our results from the diversified services portion of our Health Services segment, we were once again pleased with the overall rate of growth we achieved, as this source of revenue increased 26% to approximately $24,100,000.

“Our Network Services segment performed well despite the fact that our comparative results continued to be affected by the loss of a significant group health client during the second quarter of last year,” said Thomas. “That client provided us with approximately $3,900,000 of revenue in the first quarter of last year. As we move into the second quarter, this adverse comparison will pass, and we believe our continuing progress in the integration of the Beech Street Corporation acquisition will take an increasing role in providing us opportunities for revenue and earnings growth.”

Concluding, Thomas added, “We’ve continued to experience decreases in revenue from our smallest segment, Care Management Services. While these declines have adversely affected our consolidated results, we’re pleased with the improvements that we are making in our delivery model and the overall quality of the services that we provide our clients. We believe this will contribute to increasing revenue and earnings stability in this portion of our business in the quarters to come.”

The Company noted that general and administrative expenses increased in the quarter primarily due to its acquisitions of Beech Street Corporation and Occupational Health + Rehabilitation Inc during the fall of 2005, its adoption of SFAS 123R, and higher legal and other administrative costs. Beech Street Corporation and Occupational Health + Rehabilitation Inc incurred approximately $7,482,000 in general and administrative costs when they operated separately from Concentra during the first quarter of 2005.

Concentra completed the first quarter of 2006 with $45,859,000 in unrestricted cash and investments and no outstanding borrowings under its revolving credit facility. After the close of the quarter, the Company prepaid $31,623,000 in senior term indebtedness. At March 31, 2006, Concentra’s days sales outstanding were 52 as compared to 59 in the same period last year.

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Concentra Reports First Quarter Results

May 9, 2006

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is dedicated to improving the quality of life by making healthcare accessible and affordable. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services that include employment-related injury and occupational healthcare, in-network and out-of-network medical claims review and repricing, access to preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 190,000 employer locations and 1,850 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 301 health centers located in 40 states. It also operates the Beech Street and FOCUS networks. These provider networks include more than 675,000 contracted physicians and other healthcare service providers and over 6,000 hospitals.

A public, listen-only simulcast of Concentra’s first quarter conference call will begin at 9:00 a.m. Eastern Time tomorrow (May 10, 2006) and may be accessed via the Company’s web site, www.concentra.com. Investors are requested to access the call at least 15 minutes before the scheduled start time in order to complete a brief registration. An online replay using the same link will be available shortly after the conclusion of the live broadcast and will continue through June 10, 2006.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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Concentra Reports First Quarter Results

May 9, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31,
	2006	2005
REVENUE:
Health Services	$180,995	$154,592
Network Services	84,057	67,859
Care Management Services	50,207	52,478

Total revenue	315,259	274,929

COST OF SERVICES:
Health Services	151,574	128,183
Network Services	47,573	40,445
Care Management Services	44,526	43,521

Total cost of services	243,673	212,149

Total gross profit	71,586	62,780

General and administrative expenses	43,210	31,322
Amortization of intangibles	1,354	583

Operating income	27,022	30,875

Interest expense, net	16,626	13,945
Gain on fair value of economic hedges	(265)	—
Other, net	1,163	882

Income before income taxes	9,498	16,048
Provision for income taxes	3,816	6,860

Income from continuing operations	5,682	9,188
(Gain) loss from discontinued operations	(152)	5

Net income	$5,834	$9,183

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Concentra Reports First Quarter Results

May 9, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$45,859	$65,057
Restricted cash and short-term investments	4,961	4,723
Accounts receivable, net	183,051	171,357
Prepaid expenses and other current assets	47,085	43,773

Total current assets	280,956	284,910

PROPERTY AND EQUIPMENT, NET	129,205	124,556

GOODWILL AND OTHER INTANGIBLE ASSETS, NET	663,871	664,090

OTHER ASSETS	32,114	29,809

	$1,106,146	$1,103,365

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Revolving credit facility	$—	$—
Current portion of long-term debt	20,310	20,074
Accounts payable and accrued expenses	154,488	163,774

Total current liabilities	174,798	183,848

LONG-TERM DEBT, NET	838,793	840,756

DEFERRED INCOME TAXES AND OTHER LIABILITIES	77,980	72,599

STOCKHOLDER’S EQUITY	14,575	6,162

	$1,106,146	$1,103,365

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Concentra Reports First Quarter Results

May 9, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2006	2005
OPERATING ACTIVITIES:
Net income	$5,834	$9,183
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	9,636	8,756
Amortization of intangibles	1,354	583
Restricted stock amortization and equity-based compensation	2,105	364
Gain on change in fair value of economic hedges	(265)	—
Deferred income taxes	3,375	5,649
Write-off of fixed assets	3	378
Changes in assets and liabilities:
Accounts receivable, net	(11,693)	(3,680)
Prepaid expenses and other assets	(6,061)	(3,644)
Accounts payable and accrued expenses	(5,976)	4,160

Net cash (used in) provided by operating activities	(1,688)	21,749

INVESTING ACTIVITIES:
Purchases of property, equipment and other assets	(10,769)	(12,772)
Acquisitions, net of cash acquired	(2,679)	(5,510)
Increase in restricted short-term investments	—	(210)
Proceeds from the sale of assets	—	85

Net cash used in investing activities	(13,448)	(18,407)

FINANCING ACTIVITIES:
Borrowings (payments) under the revolving credit facilities, net	—	—
Repayments of debt	(3,042)	(1,176)
Distributions to minority interests	(1,113)	(279)
Payment of deferred financing costs	(46)	(28)
Contribution from the issuance of common stock by parent	112	21
Tax benefit associated with stock options exercised	27	—

Net cash used in financing activities	(4,062)	(1,462)

NET INCREASE (DECREASE) IN CASH	(19,198)	1,880
CASH, BEGINNING OF PERIOD	65,057	61,319

CASH, END OF PERIOD	$45,859	$63,199

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Concentra Reports First Quarter Results

May 9, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Unaudited Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended March 31,
	2006	2005
Net income	$5,834	$9,183

Provision for income taxes	3,816	6,860
Interest expense, net	16,626	13,945
Depreciation expense	9,636	8,756
Amortization of intangibles	1,354	583
Amortization of equity-based compensation	2,105	364

EBITDA	39,371	39,691

Gain on fair value of hedging arrangements	(265)	—
Discontinued operations – income tax (benefit)	81	(3)
Minority share of depreciation, amortization and interest	(176)	(178)

Adjusted EBITDA	$39,011	$39,510

Computations of Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) have been provided in this press release due to the use of this measure by the holders of the Company’s 9.5% senior subordinated notes and 9.125% senior subordinated notes, and other lenders, for purposes of determining the Company’s performance in light of its debt covenant requirements, which are stated in the Company’s debt agreements as measures that relate to Adjusted EBITDA. Adjusted EBITDA is disclosed because compliance with the liquidity covenants included in these agreements is considered material to the Company. The Company’s computations of this measure may differ from that provided by other companies due to differences in the inclusion or exclusion of items in its computations as compared to that of others. The Company’s measure of Adjusted EBITDA has been prepared in accordance with the requirements of the indenture that relates to its 9.5% senior subordinated notes and 9.125% senior subordinated notes. Adjusted EBITDA is a measure that is not prescribed for under Generally Accepted Accounting Principles (“GAAP”). Adjusted EBITDA specifically excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities, and it also excludes the effects of interest expense, depreciation expense, amortization expense, taxes and other items that are included when determining a company’s net income. As such, the Company would encourage a reader not to use this measure as a substitute for the determination of net income, operating cash flow, or other similar GAAP-related measures, and to use it primarily for the debt covenant compliance purposes above.

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Concentra Reports First Quarter Results

May 9, 2006

CONCENTRA OPERATING CORPORATION

a wholly owned subsidiary of

CONCENTRA INC.

Supplemental Information

We use certain operating metrics to measure aspects of our operations. Additionally, from time to time, we provide estimates of our possible future financial performance. Our disclosure to you of this information is conditioned in its entirety by the provisions, risk factors and cautionary statements provided for you in the main text of this press release. It is being provided solely to ensure full and fair disclosure to investors in the Company’s existing debt instruments and for no other purpose.

Operating Metrics and Information:

	Three Months Ended March 31,
	2006	2005
Health centers at period end	301	266
Total visits to health centers	1,764,999	1,536,727
Injury-related visits %	46.0%	47.4%
Center revenue (in thousands) [a]	$156,915	$135,413

Same-center performance [b]:
Visits per business day growth	4.7%	4.4%
Change in revenue per visit	(0.9%)	1.4%
Revenue per business day growth	3.7%	5.9%

Current 2006 full-year performance guidance:

All guidance is subject to immediate change and no public update or notice. All amounts are approximate.

Revenue:	$1.325 to $1.375 billion.
Adjusted EBITDA [c]:	$187 million to $194 million.
Operating Cash Flow:	$90 million to $100 million.
Capital Expenditures:	$45 million to $50 million.

Notes:

[a]	Excludes diversified services.

[b]	Our same-center comparisons represent all centers that Health Services has operated for the previous two full years as of the date indicated, excluding centers affected by the consolidation of acquired centers.

[c]	Please refer to the discussion on Page 7 of this press release concerning the Company’s computation and use of Adjusted EBITDA.

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